Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     February 14, 2013

SKYWEST, INC. ANNOUNCES FOURTH QUARTER 2012 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported net income of $13.9 million, or $0.27 per diluted share, for the quarter ended December 31, 2012, compared to a net loss of  $(18.0) million, or $(0.35) per diluted share, for the same period last year.

Quarter Highlights

SkyWest’s operating and financial results for the quarter ended December 31, 2012 reflect a significant improvement compared to the same period of 2011, primarily as a result of recording additional revenues from an increase in block hour production and continuing to reduce its cost structure as part of its profit improvement plan; however, for financial reporting purposes, the increased revenues were offset by lower reimbursement payments for fuel and maintenance overhaul expenses under contracts with SkyWest’s major partners, resulting in a net decrease in total operating revenues. These efforts resulted in a $53.3 million improvement in pretax income and an improvement in fully diluted earnings per share of $0.62 for the quarter ended December 31, 2012, compared to the same period last year. This is the fourth quarter in a row where reported results have exceeded market estimates.  Following are some selected highlights for the quarter and twelve months ended December 31, 2012 compared to the same periods last year:

(Unaudited)	Three Months Ended				Twelve Months Ended
Dollars in thousands, except per share	December 31,				December 31,
amounts	2012	2011	% Change		2012	2011	% Change

Total operating revenue	$810,725	$899,851	(9.9)%		$3,534,372	$3,654,924	(3.3)%
Total operating margin	5.4%	(0.6)%	6.0	pts	4.7%	1.1%	3.6	pts
Pretax income (loss)	$25,556	$(27,773)	192.0%		$85,896	$(50,170)	271.2%
Net income (loss)	$13,946	$(17,967)	177.6%		$51,157	$(27,335)	287.1%
Fully diluted earnings per share	$0.27	$(0.35)	177.1%		$0.99	$(0.52)	290.4%
Block hours	568,808	550,808	3.3%		2,297,014	2,250,280	2.1%

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said “We are very pleased with our operating and financial results for the quarter ended December 31, 2012.  This is a solid result for a quarter that can typically be very challenging.”  He continued, “We continue to make positive progress in our cost reduction efforts that are resulting in improved profits, quarter over quarter.”

Financial and Operating Results

Under certain of SkyWest’s flying contracts, fuel purchased for SkyWest flights has been directly reimbursed by SkyWest’s major partners and, for financial reporting purposes, was included in operating revenues. The majority of fuel is now purchased directly by SkyWest’s major partners and as a result, SkyWest experienced a reduction of $92.5 million in reported operating revenues and operating expenses related directly to fuel purchases by its major partners  under its contract flying, for the quarter ended December 31, 2012, compared to the quarter ended December 31, 2011.

Operating revenues totaled $810.7 million for the quarter ended December 31, 2012, compared to $899.9 million for the same period last year or a decrease of $89.2 million, or 9.9%,  The decrease was due primarily to the reduction of $115.8 million of fuel and certain engine overhaul amounts which are directly reimbursed by major partners and recorded as operating revenues, offset by an increase in revenues of approximately $27.5 million as a result of additional block hour production  and incentive amounts for improvements in completion factors and on-time performance for its flights.  Total block hours for the quarter ended December 31, 2012 were 568,808, or an increase of 3.3 percent, compared to 550,808 for the same period last year.

Total airline expenses (consisting of total operating and interest expenses) decreased $139.1 million, or 15.0%, during the quarter ended December 31, 2012, compared to the same period in 2011.  However, after excluding pass-through costs for fuel and certain engine overhaul expenses that are directly reimbursed by SkyWest’s major partners, total airline expenses decreased $35.2 million or 4.6%.  The decrease was primarily the result of 1) reduced non-pass through maintenance costs of approximately $14.7 million, 2) reduced United Express CRJ200 engine overhaul costs of approximately $8.7 million and 3) reduced customer service labor of approximately $7.9 million due to the elimination of handling of flights at certain airports.

Under United Express agreements for SkyWest Airlines, Inc. (“SkyWest Airlines”) and ExpressJet Airlines, Inc. (“ExpressJet Airlines”) SkyWest recognizes revenue at fixed hourly rates for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended December 31, 2012, CRJ200 engine expense under these agreements decreased $8.7 million to $10.6 million compared to $19.3 million for the quarter ended December 31, 2011, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $10.3 million and $8.9 million for engine overhaul expense, under its United Express agreements, in each of the periods ended December 31, 2012 and 2011, respectively.

Liquidity

At December 31, 2012, SkyWest had $709.4 million in cash and marketable securities, compared to $646.5 million as of December 31, 2011.  The increase in cash and marketable securities of

$62.9 million was primarily the result of increased profitability for the twelve-month period ended December 31, 2012.  SkyWest’s long-term debt was $1.47 billion as of December 31, 2012, compared to $1.61 billion as of December 31, 2011.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 4.7% discount rate, the present value of these lease obligations was approximately $1.8 billion as of December 31, 2012.

Recent Buiness Developments

SkyWest recently announced the award of 34 additional dual-class aircraft and the removal of 66 CRJ200 aircraft with Delta Airlines, Inc. (“Delta”) and has taken delivery of 20 of these dual-class aircraft by December 31, 2012. The remaining 14 aircraft have planned delivery dates between January and May 2014.  SkyWest anticipates removal of the 66 CRJ200 aircraft starting in October of 2013.

SkyWest also recently announced the signing of an agreement with American Airlines, Inc. (“American Airlines”) to operate 23 CRJ200 regional jet aircraft as American Eagle and had integrated 12 of these aircraft into operations by December 31, 2012. The remaining 11 aircraft have been introduced into service February 14, 2013.

SkyWest recently announced the execution of an Aircraft Purchase Aagreement with Mitsubishi Aircraft Corporation covering the purchase of 100 Mitsubishi regional jet aircraft. Deliveries are currently expected to begin in 2016.

SkyWest has increased its total fleet to 744 aircraft as of December 31, 2012, compared to 732 aircraft as of December 31, 2011.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection and American Eagle carriers under contractual agreements with United Airlines, Inc. (“United”), Delta and American Airlines.  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 744 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
OPERATING REVENUES:
Passenger	$795,978	$884,248	$3,467,546	$3,584,777
Ground handling and other	14,747	15,603	66,826	70,146
Total operating revenues	810,725	899,851	3,534,372	3,654,923
OPERATING EXPENSES:
Salaries, wages and benefits	293,093	289,568	1,171,689	1,155,051
Aircraft maintenance, materials and repairs	149,259	183,591	659,869	712,926
Aircraft fuel	53,916	144,471	426,387	592,871
Aircraft rentals	82,199	85,521	333,637	346,526
Depreciation and amortization	60,758	63,899	251,958	254,182
Station rentals and landing fees	36,333	43,989	169,855	174,838
Ground handling services	31,805	31,408	125,148	131,462
Restructuring and integration related costs	—	1,168	—	5,770
Other	59,612	61,223	229,842	240,192
Total operating expenses	766,975	904,838	3,368,385	3,613,818
OPERATING INCOME	43,750	(4,987)	165,987	41,105
OTHER INCOME (EXPENSE):
Interest income	1,878	1,940	7,928	8,236
Interest expense	(18,739)	(20,025)	(77,380)	(80,383)
Adjustment to purchase accounting gain	—	—	—	(5,711)
Other, net	(1,333)	(4,701)	(10,639)	(13,417)
Total other (expense), net	(18,194)	(22,786)	(80,091)	(91,275)
INCOME (LOSS) BEFORE INCOME TAXES	25,556	(27,773)	85,896	(50,170)
PROVISION (BENEFIT) FOR INCOME TAXES	11,610	(9,806)	34,739	(22,835)
NET INCOME (LOSS)	$13,946	$(17,967)	$51,157	$(27,335)

BASIC INCOME (LOSS) PER SHARE	$0.27	$(0.35)	$1.00	$(0.52)
DILUTED INCOME (LOSS) PER SHARE	$0.27	$(0.35)	$.99	$(0.52)

Weighted average common shares:
Basic	51,296	50,691	51,090	52,201
Diluted	52,161	50,691	51,746	52,201

Unaudited Operating Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
Operating Highlights	2012	2011	% Change		2012	2011	% Change

Passengers carried	14,735,499	13,784,851	6.9%		58,803,690	55,836,271	5.3%
Revenue passenger miles (000)	7,491,169	7,229,163	3.6%		30,088,278	29,109,039	3.4%
Available seat miles (000)	9,235,586	9,058,082	2.0%		37,278,554	36,698,859	1.6%
Passenger load factor	81.1%	79.8%	1.3	pts	80.7%	79.3%	1.4	pts
Passenger breakeven load factor	78.6%	82.0%	(3.4	)pts	78.7%	80.2%	(1.5	)pts
Yield per revenue passenger mile	$0.106	$0.122	(13.1)%		$0.115	$0.123	(6.5)%
Revenue per available seat mile	$0.088	$0.099	(11.1)%		$0.095	$0.100	(5.0)%
Cost per available seat mile	$0.085	$0.102	(16.7)%		$0.092	$0.101	(8.9)%
Fuel cost per available seat mile	$0.006	$0.016	(62.5)%		$0.011	$0.016	(31.3)%
Average passenger trip length	508	524	(3.1)%		512	521	(1.7)%
Block hours	568,808	550,808	3.3%		2,297,014	2,250,280	2.1%
Departures	355,626	339,427	4.8%		1,435,512	1,390,523	3.2%